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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. __)




                            PEPSI-GEMEX S.A. DE C.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                            GLOBAL DEPOSITORY RECEIPT
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    713435105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 26, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)
--------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

     /X/       Rule 13d-1(b)

     / /       Rule 13d-1(c)

     / /       Rule 13d-1(d)



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CUSIP NO. 713435105                      PAGE 2 OF 5 PAGES
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                                  SCHEDULE 13G

============== =================================================================
      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Oaktree Capital Management, LLC
-------------- -----------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) | |
                                                                        (b) |X|
-------------- -----------------------------------------------------------------
      3        SEC USE ONLY

-------------- -----------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               California
-------------------- ------- ---------------------------------------------------
                       5     SOLE VOTING POWER
     NUMBER OF
      SHARES                 2,917,900
   BENEFICIALLY      ------- ---------------------------------------------------
     OWNED BY          6     SHARED VOTING POWER
       EACH
     REPORTING               None
    PERSON WITH      ------- ---------------------------------------------------
                        7    SOLE DISPOSITIVE POWER

                             2,917,900
                     ------- ---------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             None
-------------- -----------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,917,900
-------------- -----------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                       | |
-------------- -----------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.18%
-------------- -----------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

               IA;OO
-------------- -----------------------------------------------------------------


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CUSIP NO. 713435105                      PAGE 3 OF 5 PAGES
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ITEM 1.

     (a) NAME OF ISSUER:

          Pepsi-Gemex S.A. de C.V.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          Campos Eliseos 345
          Col Chapultepec Polanco
          11550 Mexico, DF
          Mexico

ITEM 2.

     (a) NAME OF PERSONS FILING:

          Oaktree Capital Management, LLC

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OF THE REPORTING PERSONS:

          333 South Grand Ave., 28th Floor
          Los Angeles, California 90071

     (c) CITIZENSHIP:

          California

     (d) TITLE OF CLASS OF SECURITIES:

          Global Depository Receipts

     (e) CUSIP NUMBER:

          7134545105

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / / Broker or Dealer registered under Section 15 of the Exchange Act;
     (b)  / / Bank as defined in section 3(a)(6) of the Exchange Act;
     (c)  / / Insurance Company as defined in section 3(a)(19) of the Exchange
              Act;
     (d) / / Investment Company registered under section 8 of the Investment Company Act;
     (e)  /X/ Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) / / An Employee Benefit Plan, or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) / / Parent Holding Company or Control Person in accordance with 13-1(b)(ii)(G);
     (h) / / A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) / / A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;
     (j)  / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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CUSIP NO. 713435105                      PAGE 4 OF 5 PAGES
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ITEM 4.   OWNERSHIP *

          (a) Amount beneficially owned: 2,917,900

          (b) Percent of class: 5.18%

          (c) Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:
                    2,917,900

               (ii) Shared power to vote or to direct the vote:
                    -0-

               (iii) Sole power to dispose or direct the disposition of:
                     2,917,900

               (iv) Shared power to dispose or direct the disposition of:
                        -0-

     *Oaktree Capital Management, LLC, a California limited liability company ("Oaktree"), is filing this Schedule 13G in its capacities (i) as the general partner of OCM Emerging Markets Fund, L.P., a Delaware limited partnership ("EMF I"), (ii) as the general partner of OCM Emerging Markets Fund II, L.P., a Delaware limited partnership ("EMF II") and (iii) as the general partner of OCM Pacific Moon Fund, L.P., a Delaware limited partnership ("PMF"). EMF is the direct beneficial owner of 910,500 Global Depository Receipts of the Issuer. EMF II is the direct beneficial owner of 1,890,500 Global Depository Receipts of the Issuer and PMF is the direct beneficial owner of 116,900 Global Depository Receipts of the Issuer.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     All securities reported on this Schedule 13G are directly held either by EMF, EMF II or PMF. None of EMF, EMF II or PMF beneficially owns more than 5% of the outstanding Global Depository Receipts of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

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CUSIP NO. 713435105                      PAGE 5 OF 5 PAGES
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ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated as of this 13th day of February, 2001.


OAKTREE CAPITAL MANAGEMENT, LLC


/s/ KENNETH LIANG
----------------------------------------------
By:      Kenneth Liang
Title:   Managing Director and General Counsel